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EXHIBIT 99.6 - Tombstone Advertisement

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                                      DRAFT

     This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and Exchange
    Commission, Florida Department of Banking and Finance, or Federal Deposit Insurance Corporation, nor has such Commission, Department or Corporation passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is unlawful.

                                                                       May, 2002

                Up to 508,756 Shares of Common Stock to be issued
                 Upon the Exercise of Outstanding Stock Warrants

                               PSB BANCGROUP, INC.

                               Lake City, Florida

                                  COMMON STOCK

                              Price $9.25 Per Share
                       (Exercise Price $9.00 Per Share and
                    Warrant Purchase Price $0.25 Per Warrant)

       Copies of the Prospectus may be obtained in any State in which this announcement is circulated from the undersigned or other brokers and dealers as may legally offer these securities in such state.

                        KENDRICK, PIERCE SECURITIES, INC.

                        For a Copy of the Prospectus call
                           1-866-254-2265 - toll free

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